EXHIBIT 10.53
                                    AGREEMENT

     THIS AGREEMENT, made and entered into this 30th day of June, 1999, by and between Dragons Forever, Ltd., a Bahamian corporation ("Dragons"), and NATIONAL BOSTON MEDICAL, INC., ("NBM"), a Nevada corporation.

     WHEREAS, NBM is indebted in the amount of $518,000.00 to Dragons, and is desirous of satisfying said indebtedness;

     WHEREAS, Dragons is desirous of settling said claim of indebtedness against NBM for a reasonable sum;

     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between the parties as follows:

1. NBM is indebted to Dragons in the amount of $518,000.00 as of this date.

2. In full and final satisfaction of said indebtedness, NBM and Dragons agree as follows:

     (a.) NBM shall issue a total of 3,375,333 shares of its common stock (a purchase price of fifteen cents [$.15] per share) to Dragons within 60 days from the date hereof, in full and final satisfaction of said indebtedness, subject to the credit set forth in paragraph 4(b); and the sum of $10,000.00 cash shall be paid to Dragons by NBM on or before July 30, 1999.

     (b.) NBM shall be entitled to repurchase all of said stock at a price of fifteen cents ($.15) per share at any time on or before such stock is either registered or otherwise becomes unrestricted under Rule 144. NBM agrees to file a registration statement to register all shares within 90 days after the effective date of its Form 10SB and completion of the SEC comment period.

     (c.) NBM agrees to re-purchase a minimum of $90,000.00 worth of said stock at the time the Company closes on any equity funding in excess of $500,000.00, such shares to be repurchased at a price of fifteen ($.15) cents per share. Any such equity funding closed in excess of $500,000.00 shall require an additional repurchase of stock in proportion to the ratio of such excess funds raised to such $500,000.00 3. In the event NBM obtains equity funding in any amount in excess of $1,000,000.00, NBM shall re-purchase a minimum of $170,000.00 of said stock at the time the Company closes on such equity funding, at a re-purchase price of fifteen ($.15) cents per share.

4. NBM agrees to re-purchase the balance of said shares from Dragons starting November 1, 1999, in twelve (12) equal monthly installments, at a purchase price of fifteen ($.15) cents per share.

     (a.) Dragons has agreed to the sale of its unrestricted stock of NBM in the amount of $86,292.00, representing 283,256 shares at 30.4 cents per share; which shall be credited against indebtedness currently owed to Dragons.

     (b.) NBM shall issue to Dragons a total of 600,000 shares of its common stock in payment for services provided to NBM since October 10, 1998.

5. Except for any and all agreements between Dragons and Richard Hernandez, any and all prior agreements between the parties are hereby declared null and void ab initio and shall be and are of no force and effect as of the date of agreements.



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     IN TESTIMONY WHEREOF, witness the signatures of the parties hereto.

DRAGONS FOREVER LTD.               NATIONAL BOSTON MEDICAL, INC.

By:  /s/ (illegible)                By:       /s/ Daniel J Hoyng